Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between is by and between J. DARBY SERÉ (the “Consultant”) and GEOMET, INC. (the “Company”).  The Consultant and the Company are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

1.             Description and Scope of Services.

(a)           Consultant shall perform such consulting and transition services for the Company as may be reasonably requested by the Company from time to time during the Term (the “Services”).  Consultant acknowledges that the Company is relying on Consultant’s special skill, knowledge, training, and experience in performing the Services and that Consultant shall determine the method, details, and means of performing the Services consistent with the nature and purpose of the Services.  The Services shall be performed during customary business hours at the Company’s offices or such other locations as the nature of the Services may require or the Parties may agree.  Consultant will engage in such travel as may reasonably be requested by Company and as the proper performance of the Services may require, and Company shall reimburse Consultant for the reasonable costs of any such requested travel as set out in Section 2.

(b)           The Parties anticipate that the Services requested in the first 90 days of the Term will require Consultant’s full working time, and average between 40 and 45 hours a week, less up to 2 working days a month that Consultant shall not be expected to perform any Services, and thereafter will require up to 60% of Consultant’s working time.  Consistent with the foregoing time commitment and to avoid any conflict of interest or possible violation of Sections 5 and 6 of this Agreement, Consultant agrees to inform the Chair of the Company’s Board of Directors or Chair of the Compensation Committee of the Company’s Board of Directors in advance of accepting employment with or performing services for other persons or entities, describing in reasonable detail the nature of such employment or other services and what precautions will be taken to avoid a conflict of interest or violation of Sections 5 and 6 of this Agreement.

2.             Equipment; Expenses.  All supplies, equipment, and other property or materials provided to Consultant or authorized by the Company to be used by Consultant in relation to the Services shall remain the property of the Company and shall be returned immediately upon request of the Company or upon termination of the Agreement, whichever is earlier.  Any computer equipment owned by Consultant that is used to perform the Services shall be expunged of all data, programs, documents and any other information relating to the Services immediately upon request of the Company or upon termination of the Agreement, whichever is earlier.  Company shall reimburse Consultant for reasonable business-related expenses incurred by Consultant in connection with the performance of the Services that have been approved in advance by an authorized representative of Company, including, but not limited to, parking expenses in the building in which the Company offices are located, if any.  Any approved expenses for which Consultant seeks reimbursement shall be submitted to Company with appropriate supporting documentation no later than no later than 15 days after the end of the calendar month in which the expenses were incurred.  Company shall reimburse Consultant for any such approved expenses by the end of the calendar month after Consultant’s timely submission of appropriate supporting documentation.

3.             Relationship of the Parties; Independent Contractor Status.  Notwithstanding anything to the contrary in this Agreement, express or implied, the Parties acknowledge and agree that (i) Consultant’s relationship to the Company shall be that of an independent contractor; (ii) Consultant is not covered by the Company’s workers’ compensation or other insurance provided by the Company to its employees; (iii) Consultant is not eligible for, and hereby waives the right to participate in, any employee benefits provided by the Company to its employees (other than continue coverage under the Company’s group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985); (iv) Consultant is solely responsible for complying with obligations imposed upon him by all applicable federal, state, or local laws, rules, and regulations relating to the performance of the Services and payment of the Fee, including but not limited to those relating to the reporting of, and paying when due, all income and other taxes, including estimated taxes, and the filing of all returns and reports required by applicable law.  Consultant shall not in any way represent itself or himself to be an agent of the Company, and Consultant shall not have any power to bind the Company.  Nothing in this Agreement creates or shall be deemed to create a partnership, joint venture, agency, or employer-employee relationship between the Company and Consultant.

4.             Fee.  As the sole compensation for the Services, the Company shall pay Consultant, by ACH direct deposit to the Executive’s last checking account on record with the Company for which the Company has a proper authorization, a monthly fee of $30,000.00, prorated for any partial period, ( the “Fee”), on the last business day of each calendar month during the Term, except for the last payment which shall be paid within three business days of the last day of the Term if the Term ends on a date other than the last day of a calendar month.  All services that Consultant may render to the Company during the Term shall be deemed to be services required by this Agreement and the consideration for such services is the Fee.  The Company shall report all Fees paid to Consultant on a Form 1099.

5.             Confidential Information; Restricted Activities.

Consultant and Principal Provider each acknowledge and agree that (i) the Company is engaged in a highly competitive business; (ii) the Company has expended considerable time and resources to develop goodwill with its vendors, suppliers, customers, investors, business partners, and others with whom it has a business relationship, and exploit its Confidential Information; (iii) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; and (iv) given the nature of the relationship between the Parties, he will have access to Confidential Information that belongs to the Company and, in connection with the performance of the Services, he will be creating Confidential Information that belongs to the Company and enhances the Company’s goodwill.

(a)           Accordingly, Consultant acknowledge and agree that, at all times during the Term and thereafter, (i) all Confidential Information shall remain and be the sole and exclusive property of the Company; (ii) he will protect and safeguard all Confidential Information; (iii) he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, the Company, to the extent necessary for the proper performance of the Services, unless authorized to do so by the Company or compelled to do so by law or valid legal process; (iv) he shall not use any Confidential Information for his own or a third party’s benefit, unless authorized to do so by the Company in connection with the proper performance of the Services; (v) if he believes it or she is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure; (vi) at the end of the Term or at the request of the Company at any time, he will immediately return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and (vii) his obligations under this paragraph are in addition to any applicable contractual, statutory, or common-law obligations he may have.

(b)           Consultant acknowledges and agrees to the matters recited in and his obligations under Section 6 of the Separation Agreement, which are incorporated herein by this reference.

(c)           For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information or trade secrets of or relating to the Company or its affiliates, including without limitation all documents or information, in whatever form or medium concerning or evidencing the Company’s or its affiliates’ operations; business practices; finances; business plans; current, past, or prospective transactions; principals; business partners; marketing methods; costs, prices, contractual relationships; regulatory status; personnel; geological and geophysical maps, data, interpretations, and analyses; project and prospect locations and leads; well logs, interpretations, and analyses; and production information, but excluding any such documents or information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by Consultant or another.  For purposes of this Section the “Company” includes all Affiliates of the Company.

(d)           Consultant’s obligation under this Section survive the termination of this Agreement.  Consultant acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Section were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Consultant agrees that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Consultant breaches or threatens to breach any of the provisions of this Section, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Section by Consultant, but shall be in addition to all other remedies available to the Company at law or equity.

6.             Consultant’s Responsibilities.  Consultant shall perform the Services (i) using his best efforts; (ii) with due diligence within the reasonable time frames, if any, as requested by the Company; (iii) with the highest professional standards; (iv) in accordance with applicable laws; and (v) in conformance with expected standards of conduct in a professional working environment.

7.             Term and Termination.

This Agreement shall commence on the day after the Separation Date (as defined in the Separation Agreement) and end on the earliest of (i) the date it is terminated in accordance with this Section, (ii) the last day of the ninth month after the Separation Date, or (iii) March 15, 2013 (the “Term”).  Upon termination of the Agreement, the Company shall be responsible only to pay Consultant the Fee for Services performed through the date of termination.

This Agreement may be terminated (i) by mutual agreement of the Company and Consultant; (ii) after the first 90 days of the Term, upon 30 days’ advance written notice by the Consultant to the Company; (iii) 30 days after Consultant provides written notice to the Company of the Company’s failure to timely pay the Fee, provided such failure is not cured by the Company within such 30-day period; or (iv) immediately by the Company for Cause as defined in Section 7(c).  This Agreement shall automatically terminate upon the death of the Consultant.

“Cause” for purposes of this Agreement means a finding by the Company of acts or omissions of Consultant constituting, in the Company’s reasonable judgment, any of the following: (i) a breach of duty involving fraud, acts of dishonesty (other than inadvertent acts or omissions), or a conflict of interest; (ii) gross negligence or willful misconduct in the performance of the Services or willful disregard of the Company’s lawful requests; (iii) a material breach of Consultant’s responsibilities and obligations under this Agreement, the Separation Agreement, or at law; (iv) conduct that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company to such an extent that the Company’s best interests reasonably require termination; (v) the inability or failure by Consultant to substantially perform the Services for at least 30 days by reason of an illness or injury of Consultant or otherwise; (vi) Consultant’s conviction of, or entry of a plea agreement or similar arrangement with respect to a felony or other serious criminal offense; or (vii) Consultant’s entry of a consent decree or similar arrangement with respect to any material violation of federal or state securities laws.  Before exercising its right to terminate the Agreement in whole or part pursuant to clauses (ii) or (iv), the Company will notify Consultant in writing of its intent to do so and provide Consultant at least 10 days to correct the circumstances or events, unless the Company determines in its good faith judgment that the circumstances or events are not reasonably capable of being corrected.

Upon termination of this Agreement, the Company shall be responsible only to pay Consultant the Fee for Services performed through the termination date in compliance with this Agreement.

8.             Miscellaneous.  The Parties agree that Sections 12, 13, 14, 15, 18, and 19 of the Separation Agreement apply to this Agreement and are incorporated herein by this reference.

Signature page follows.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the day and year indicated below.

CONSULTANT:

/s/ J. Darby Seré
Name:	J. Darby Seré
Date:	April 30, 2012

COMPANY:

GEOMET, INC.

By:	/s/ Michael Y. McGovern
Name:	Michael Y. McGovern
Title:	Director

Date:	April 30, 2012